December 1, 2016      FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
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RAYMOND JAMES FINANCIAL BOARD
ANNOUNCES CHAIRMANSHIP TRANSITION

ST. PETERSBURG, Fla. - The Raymond James Financial, Inc. (NYSE-RJF) Board of Directors today announced that Executive Chairman Thomas A. James provided notice that he will be relinquishing his title as Chairman of the Board, effective as of the annual RJF shareholder meeting, February 16, 2017. James will become Chairman Emeritus, retaining a seat on the board, with CEO Paul Reilly adding the responsibilities of Chairman to his role.

“The Raymond James Board of Directors and I have been implementing a management succession process for many years. This has involved expanding and developing our management team, and began with Paul joining us as president in 2009 before becoming CEO in 2010. Throughout this time, Paul has embraced the management principles that have enabled Raymond James to serve clients and thrive since my father founded the firm,” said James. “The timing is right for this transition for several reasons. First, as chairman, I worked with the board on the decision that it was time for Paul to hold both titles and oversee our board meetings with the support of our lead director, Susan Story. Furthermore, my wife Mary and I have become very involved in the work to establish the James Museum. I am looking forward to opening the museum in the coming year and spending more time with Mary and our family.

“As we make this transition, I intend to continue to be an active board member and shareholder while maintaining my Raymond James office to support Paul and our management team to help encourage the future success and continued independence of the firm,” James continued.

James has served in leadership in a broad-reaching set of roles since the firm’s founding in 1962, including as the Raymond James Financial Chairman and CEO for over 40 years until 2010 when Reilly became CEO and James continued as Executive Chairman.

“The RJF board, our management team, and I are all very grateful to Tom for his thoughtful succession planning as well as the fact that he will continue to provide leadership and insights by remaining on the board,” said Story. “Building on Tom’s 50 years of service to Raymond James, the board has full confidence in Paul and the current management team, and Raymond James is very well-positioned for success in the future.”

“Even well before my appointment as the firm’s CEO, Tom has been a thoughtful and generous mentor,” said Reilly. “No one knows our business better than he does, but just as important, Tom has been a vigilant and tireless teacher for our associates, passing on the values and lessons critical to upholding the firm’s heritage. His commitment to cultivating a culture grounded in conservative and independent decision-making, and always putting the client first is what allowed Raymond James to survive times that caused larger firms in our business to fail. Beyond building a remarkable firm, he has given us a roadmap to ensure our continued success for many years to come.

“I have and will continue to be always grateful for the wisdom and guidance Tom has given me since I joined the RJF board ten years ago,” Reilly continued. “I remain excited to continue to learn from and work with Tom, as well as our board and our associates to help Raymond James continue to serve our clients and realize its tremendous potential.”

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,100 financial advisors serving in excess of 2.9 million client accounts in more than 2,800 locations throughout the United States, Canada and overseas. Total client assets are approximately $600 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.